Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 15, 2013 with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended September 30, 2013 of Griffon Corporation and its subsidiaries, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

May 2, 2014